Ex-99.h.4

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

January 17, 2007

Delaware Group Equity Funds IV
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of Delaware Large Cap Growth Fund and Delaware Growth Opportunities Fund (collectively, the “Funds”), which are series of Delaware Group Equity Funds IV, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for Delaware Large Cap Growth Fund’s Class A Shares and for Delaware Large Cap Growth Fund’s and Growth Opportunities Fund’s Class R Shares, so that such Funds’ Rule 12b-1 (distribution) fees will not exceed the amounts indicated below for the period February 1, 2007 through January 31, 2008:

Fund	Expense Limitation
Delaware Large Cap Growth Fund
Class A	0.25%
Class R	0.50%
Delaware Growth Opportunities Fund – Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By: /s/ Theodore K. Smith
Name: Theodore K. Smith
Title: President
Date: 1/17/07

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Equity Funds IV

By: /s/ Patrick P. Coyne
Name: Patrick P. Coyne
Title: President
Date: 1/17/07